UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2007

HOUSEVALUES, INC.

(Exact name of registrant as specified in its charter)

Washington	000-51032	91-1982679
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

11332 NE 122nd Way, Kirkland, WA 98034

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 952-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

In recent periods, the Company has encountered a challenging business environment due to deterioration in the U.S. housing market. The Company believes that recent business challenges reflect agents’ reduced propensity to invest in marketing as transaction volumes have continued to slow in many major markets. As a result the Company decided on July 26, 2007 to implement a plan to reduce operating expenses, including the closure of its satellite sales and service center in Yakima, Washington. In connection with this plan, the Company anticipates that it will lay off approximately 100 employees and close its Yakima facility. The Company has completed the majority of this reduction in force and ceased operations at the Yakima facility on July 31, 2007.

In connection with the plan described above, the Company expects to incur estimated costs as follows:

•	Severance costs of approximately $0.4 million;

•	Lease obligations through October 2008 and lease terminations costs from $0.4 to $0.5 million; and,

•

Other costs, such as facility expenses and costs associated with the disposition of assets at the Yakima facility. The Company invested in leasehold improvements at the Yakima facility, which have a net book value of approximately $1.5 million, as well as other assets (furniture, computers, and equipment) with a net book value of approximately $0.4 million.

The Company currently does not have sufficient information to provide an estimate of the amount of other costs it expects to incur in connection with this exit plan. The Company intends to amend this Current Report on Form 8-K at such time as the Company is able to estimate such costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSEVALUES, INC.

	By:	/s/ Jacqueline L. Davidson
Date: July 31, 2007		Jacqueline L. Davidson
Vice President of Finance